James A. Unruh                                 Unisys Corporation PO Box 500
Chairman and Chief Executive Officer           Blue Bell, PA 19424-0001


                                               April 2, 1996
To:  Our Stockholders

The realignment of Unisys operations put in place on January 2, 1996 to increase competitiveness, profitability and shareholder value is on schedule.

The purpose of this letter is to brief you on several important actions taken in the first quarter to support that realignment and drive the profitable transformation of Unisys forward.

On March 29, 1996, we completed the second of two financial offerings totaling $724 million. The success of the first offering for $299 million of Convertible Notes due 2006 led to the private placement of $425 million of Senior Notes due 2003.

We took these actions at this time to take advantage of a favorable opportunity in the financing market. The combination of cash -- $1.1 billion at the end of December, 1995 -- and the proceeds of the offerings positions us to successfully deal with $400 million in restructuring charges in 1996, and debt maturities of $345 million in 1996 and $430 million in 1997. In the near term, debt will increase. However, over the longer-term our goal is for meaningful debt reduction.

In another important action in the first quarter, we held our annual meeting with financial analysts and institutional investors in New York. Joining me in reviewing our new business structure and our short- and long-term operations and financial goals were the presidents of our information services, computer hardware and software, and global customer support business units; and our chief financial officer.

What we call the "three businesses/one company" structure reaffirms our strategic transformation from a traditional computer hardware company to an information management company helping clients change the way they use information. While the strategy has not changed, the new structure is a sweeping change in the way we run the business.

We told the analysts that our goals are to improve execution; make Unisys more competitive with "best of class" competitors; open new revenue opportunities in our customer base, and particularly among new customers; reduce our costs $500 million on an annualized basis by the end of this year and $600 million by year end 1997; and return to profitability in 1996.

We said a key change in our structure is that our complex matrix management system has been eliminated. Each of our three business units will have its own marketing and sales force. Each will run its business according to its own economic and business model. Each will have the responsibility, the resources and the accountability to get the job done.
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This is not the AT&T model of a company split into independent stock companies suggested by some press reports. In looking at all of our options to improve our business, it is very clear that the three business units will immediately benefit from the accountability, responsibility and resources given to each unit. But it is equally clear that their success will also depend on being able to continue to work together seamlessly to serve our large client base, and on having the cost and operational benefits of shared services, sales channels and other interrelated assets.

The three businesses have a mandate to work together in serving the existing customer base where 80 percent of customer revenue comes from clients working with two Unisys units...and more than 50 percent from those working with all three. At the same time, there is an equal mandate to expand the customer base by aggressively pursuing new clients.

Senior management and the Board of Directors believe that the three businesses/one company structure addresses these needs in the most effective way. That is why, in the annual meeting proxy statement just mailed to you, the Board has recommended against a stockholder proposal to create three publicly traded companies from the three business units. Please check the proxy statement for more details on why the Board has concluded that the interrelationship of these units and other serious business risks argue against three publicly-held companies. For your convenience, enclosed is an additional proxy card and return envelope. I strongly urge you to return the card today with a vote against Item 3, the Stockholder Proposal.

One financial analyst said the realignment was "one of the most thorough reorganizations we have witnessed for a public company and we applaud the move." The analysts' consensus supported the restructuring, while pointing out that success will depend on strong implementation.

We accept that challenge and believe that focus, simplicity and the new responsibility, resources and accountability given each of the three businesses will drive success. As we have said in earlier announcements, realignment may have a negative impact in first quarter performance as organizational changes are absorbed. Over the course of the year, our plan is for benefits to build and for the company to be profitable in 1996. And our capital structure is being shaped to meet all of our financial obligations. I look forward to reporting our further progress as the year unfolds.

Sincerely,


James A. Unruh